Exhibit 99.1

Capitala Finance Corp. Announces Distributions

CHARLOTTE, N.C., October 2, 2017 -- Capitala Finance Corp. (the “Company”, “our”, or “Capitala”) (Nasdaq:CPTA) declared normal distributions for the fourth quarter of 2017.

Fourth Quarter 2017 Distributions

On October 2, 2017, the Company’s Board of Directors declared normal monthly distributions for the fourth quarter of 2017 as set forth below:

Record Date	Payment Date	Amount Per Share
10/23/17	10/30/17	$0.0833
11/21/17	11/29/17	$0.0833
12/20/17	12/28/17	$0.0833

Capitala Chairman and CEO Joseph B. Alala, III stated “The Company’s Board of Directors has approved a $0.25 per share distribution for the fourth quarter of 2017. We are pursuing a more conservative strategy targeting more senior secured and unitranche loans with lower aggregate average yields instead of unsecured and mezzanine loans with higher aggregate yields but with higher associated risk. The management team is focused on investing its liquidity into quality deals, rotating equity realizations into yield, and improving the underperforming portfolio investments, with the objective of future earnings and NAV growth. ”

The Company has adopted an opt-out distribution reinvestment plan (“DRIP”) that provides for reinvestment of distributions on behalf of its shareholders, unless a shareholder elects to receive cash. As a result, when the Company declares a cash distribution, shareholders who have not opted out of the DRIP will have their cash distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second liens, subordinated debt and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a leading provider of capital to lower and traditional middle market companies, through its family of credit focused funds. Since 1998, Capitala Group's managed funds have participated in over 139 transactions, representing over $1.3 billion of investments in a variety of industries throughout North America. Capitala Group manages both public capital (Capitala Finance Corp.) (Nasdaq:CPTA) and private capital (Capitala Private Credit Fund V, L.P. and CapitalSouth SBIC Fund IV, L.P.) for institutional and individual investors, and seeks to partner with strong management teams to create value and serve as long term partners.  For more information, please visit www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com